Exhibit 21

                       Subsidiaries of CYTOGEN Corporation



AxCell Biosciences Corporation, a Delaware corporation, is a wholly-owned subsidiary of CYTOGEN Corporation.


Cellcor, Inc., a Delaware corporation, is a wholly-owned subsidiary of CYTOGEN Corporation.





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